Exhibit 10.14

HTG MOLECULAR DIAGNOSTICS, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) of HTG Molecular Diagnostics, Inc. (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries and who is designated by the Board or the Compensation Committee of the Board as eligible to receive compensation for his or her services as a member of the Board (each such member, an “Eligible Director”) will receive the compensation described in this Amended and Restated Non‑Employee Director Compensation Policy for his or her Board service. An Eligible Director may waive all or part of the compensation that may otherwise be due to him/her by written notice to the Chief Executive Officer of the Company.

This policy may be amended at any time in the sole discretion of the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer and fee set forth below will be pro-rated based on the number of days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash retainers and committee service fees are vested upon payment.

1. Annual Board Service Retainer:

a.	All Eligible Directors: $35,000 per year.
b.	Chairman of the Board: $30,000 per year in addition, as applicable, to his/her compensation as an Eligible Director.

2. Annual Committee Member Service Retainer:

a.	Member of the Audit Committee: $7,500 per year in addition to his/her compensation as an Eligible Director.
b.	Member of the Compensation Committee: $6,000 per year in addition to his/her compensation as an Eligible Director.
c.	Member of the Nominating and Corporate Governance Committee: $5,000 per year in addition to his/her compensation as an Eligible Director.

3. Annual Committee Chair Service Retainer:

a.	Chairman of the Audit Committee: $15,000 per year in addition to his/her compensation as an Eligible Director.
b.	Chairman of the Compensation Committee: $12,000 per year in addition to his/her compensation as an Eligible Director.
c.	Chairman of the Nominating and Corporate Governance Committee: $10,000 per year in addition to his/her compensation as an Eligible Director.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2020 Equity Incentive Plan, as it may be amended from time to time (the “2020 Plan”). All stock options granted pursuant to this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the 2020 Plan) of the underlying Common Stock of the Company (the “Common Stock”) on the date of grant, and will have a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the 2020 Plan). All equity awards granted pursuant to this policy will vest in full upon a Change in Control (as defined in the 2020 Plan).

1. Initial Grant: On the date of each Eligible Director’s initial election to the Board (or, if such date is not a market trading day, the first market trading day thereafter), each Eligible Director automatically will be granted, without further action by the Board or Compensation Committee of the Board, a stock option for 666 shares of Common Stock under the 2020 Plan. One-third of the shares will vest twelve months after the date of grant and the remaining shares will vest monthly in equal installments over a two‑year period such that the stock option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the 2020 Plan) through each such vesting date. An Eligible Director who, in the one year prior to his or her initial election to serve on the Board as a non-employee director, served as an employee of the Company or one of its subsidiaries will not be eligible for an initial grant.

2. Annual Grant: On the date of each annual Company stockholder meeting, each Eligible Director automatically will be granted, without further action by the Board or Compensation Committee of the Board, a stock option for 333 shares of Common Stock under the 2020 Plan. The shares will vest upon the earliest to occur of (i) the date that is 12 months following the date grant and (ii) the following year’s annual Company stockholder meeting. In order to be deemed an Eligible Director for purposes of the annual grant, each Board member must have served as a member of the Board for a minimum of six months.